AGREEMENT AND PLAN OF EXCHANGE

     This AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of March 1, 2001, is between NUI CORPORATION, a New Jersey corporation (the "Company"), the company whose shares will be acquired pursuant to the Exchange described herein, and NUI Holding Company, a New Jersey corporation ("NUI Holding Co."), the acquiring company. The Company and NUI Holding Co. are hereinafter referred to, collectively, as the "Companies."

                                   WITNESSETH:

     WHEREAS, the authorized capital stock of the Company consists of (a) 30,000,000 shares of Common Stock, without par value ("Company Common Stock"), of which 13,122,429 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value, of which no shares are issued and outstanding; the number of shares of Company Common Stock being subject to increase to the extent that shares reserved for issuance are issued prior to the Effective Time, as hereinafter defined;

     WHEREAS, NUI Holding Co. is a wholly owned subsidiary of the Company with authorized capital stock consisting of (a) 30 million shares of Common Stock, without par value ("NUI Holding Co. Common Stock"), of which 100 shares are issued and outstanding and owned of record by the Company and (b) 5 million shares of Preferred Stock, without par value ("NUI Holding Co. Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and the shareholders of the Company that each share of Company Common Stock be exchanged for a share of NUI Holding Co. Common Stock with the result that NUI Holding Co. becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of NUI Holding Co. Common Stock, all on the terms and conditions hereinafter set forth; and

     WHEREAS, the Boards of Directors of the Companies have each approved and adopted this Agreement and the Board of Directors of the Company has recommended that its shareholders approve this Agreement pursuant to the New Jersey Business Corporation Act (the "Act") and the shareholders have approved this Agreement;

     WHEREAS, the parties hereto agree that at the Effective Time (as hereinafter defined) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of NUI Holding Co. Common Stock (the "Exchange");

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Exchange will constitute a transaction described in section 351 of the Internal Revenue Code of 1986, as amended (the "Code);

     NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereafter contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

     This Agreement was approved by the shareholders of the Company entitled to vote with respect thereto for approval as provided by the Act.

                                   ARTICLE II

     Subject to the satisfaction of the terms and conditions set forth in this Agreement and to the provisions of Article VI, NUI Holding Co. agrees to file with the Secretary of State of the State of New Jersey (the "Secretary of State") a Certificate of Share Exchange (the "Certificate") with respect to the Exchange, and the Exchange shall take effect upon the effective date as specified in the Certificate (the "Effective Time").

                                   ARTICLE III

     A. At the Effective Time:

     (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of NUI Holding Co. Common Stock, which shares shall thereupon be fully paid and non-assessable;

     (2) NUI Holding Co. shall acquire and become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;

     (3) each share of NUI Holding Co. Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of NUI Holding Co. Common Stock;

     (4) each share of Company Common Stock held under NUI's Dividend Reinvestment and Common Stock Purchase Plan, 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of NUI Holding Co. Common Stock, which shares shall be held under NUI's Dividend Reinvestment and Common Stock Purchase Plan, 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan, as the case may be; and

     (5) the former owners of Company Common Stock shall be entitled only to receive shares of NUI Holding Co. Common Stock as provided herein.

     B. As of the Effective Time, NUI Holding Co. shall succeed to the Dividend Reinvestment and Common Stock Purchase Plan as in effect immediately prior to the Effective Time, and the Dividend Reinvestment and Stock Purchase Plan shall be appropriately amended to provide for the issuance and delivery of NUI Holding Co. Common Stock on and after the Effective Time.

     C. As of the Effective Time, the 1988 Stock Plan, 1996 Stock Option and Stock Award Plan, 1996 Employee Stock Purchase Plan and 1996 Director Stock Purchase Plan shall be appropriately amended to provide for the issuance and delivery of NUI Holding Co. Common Stock on and after the Effective Time.

                                   ARTICLE IV

         The filing of the Certificate with the Secretary of State and the consummation of the Exchange are subject to the satisfaction of the following conditions precedent:

     (1) the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of NUI Holding Co. Common Stock to be issued and reserved for issuance pursuant to the Exchange;

     (2) the receipt of such orders, authorizations, approvals or waivers from the New Jersey Board of Public Utilities, the Florida Public Service Commission, the North Carolina Utilities Commission, the Maryland Public Service Commission, the New York Public Service Commission, the Pennsylvania Public Utility Commission and all other regulatory bodies, boards or agencies as are required in connection with the Exchange, which orders, authorizations, approvals or waivers remain in full force and effect and do not include, in the sole judgment of the Board of Directors of the Company, unacceptable conditions; and

     (3) the receipt by the Company of a tax opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P. ("LeBoeuf") satisfactory to the Board of Directors of the Company to the effect that the Exchange will be treated as a transaction described in
Section 351 of the Code. In rendering such opinion, LeBoeuf shall be entitled to rely upon customary assumptions and representations of the Company and NUI Holding Company that are in form and substance reasonably satisfactory to LeBoeuf.

                                    ARTICLE V

     Following the Effective Time, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of NUI Holding Co. Common Stock. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

                                   ARTICLE VI

     This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of NUI Holding Co.; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.

     Notwithstanding shareholder approval of this Agreement, this Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Certificate is filed with the Secretary of State, if the Board of Directors of the Company determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of the Company or its shareholders.

     IN WITNESS WHEREOF, each of the Company and NUI Holding Co., pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.

                                             NUI CORPORATION




                                             By: /s/ John Kean, Jr.
                                                ____________________________
                                             Name:    John Kean, Jr.
                                             Title:   President



                                             NUI HOLDING COMPANY



                                             By: /s/ John Kean, Jr.
                                                ____________________________
                                             Name:    John Kean, Jr.
                                             Title:   President